Commerce Bancorp, Inc. [LOGO]


                                    CONTACTS
                                    --------


  Vernon W. Hill, II                                     C. Edward Jordan, Jr.
Chairman and President                                 Executive Vice President

                                 (856) 751-9000




                    THIRD QUARTER DEPOSITS UP $1.8 BILLION AT
                                COMMERCE BANCORP
                                ----------------


         October 15, 2003 -- Cherry Hill, New Jersey -- Commerce Bancorp, Inc. (NYSE Symbol: CBH) reported record earnings and increased deposits, assets and loans for the third quarter of 2003, it was announced today by Vernon W. Hill, II, Chairman of the multi-bank holding company.


================================================================================

                       THIRD QUARTER FINANCIAL HIGHLIGHTS
                       ----------------------------------
                               September 30, 2003


                                                                     Increase
  o  Total Assets:                     $  21.4          Billion         39%
  o  Total Deposits:                   $  19.6          Billion         41%
  o  Total (Net) Loans:                $   6.7          Billion         23%

  o  Total Revenues:                   $ 279.3          Million         27%
  o  Net Income:                       $  49.5          Million         31%
  o  Net Income Per Share:             $   .67                          26%

================================================================================

                                    Three Months Ended                           Nine Months Ended
                                    September 30, 2003                          September 30, 2003
                        --------------------------------------------------------------------------------------
                            2003          2002        % Increase         2003          2002        % Increase
                        --------------------------------------------------------------------------------------
                                          (dollars in thousands, except per share data)

Total Revenues:           $279,267       $220,186           27%        $785,336       $600,510           31%
Total Expenses:            197,312        154,828           27          557,111        418,289           33

Net Income:                 49,474         37,689           31          137,681        104,241           32

Net Income Per Share:         $.67           $.53           26%           $1.90          $1.47           29%



                                                   Balance Sheet
                                                   -------------
                                                                                            Linked Quarter
                                                                                            --------------
                           9/30/03        9/30/02       % Change        6/30/03      $ Increase     % Increase
                        --------------------------------------------------------------------------------------
                                                        (dollars in millions)
Total Assets:              $21,359        $15,374           39%         $19,837         $1,522            8%
Total Loans (Net):           6,720          5,457           23            6,279            441            7
Core Deposits:              18,596         12,896           44           17,002          1,594            9
Total Deposits:             19,555         13,880           41           17,787          1,768           10

Chairman's Statement
--------------------

         Vernon W. Hill, II, Chairman, commenting on the Company's financial results said, " in the most difficult low-rate operating environment in the last 45 years, the unique Commerce business model continues to produce strong top-line revenue growth driven by strong deposit growth which significantly increases our net interest income and net income".


Financial Highlights
--------------------


o Net income increased 31% for the third quarter of 2003 and 32% for the first nine months.

o Earnings per share rose 26% for the third quarter and 29% for the first nine months.

o    Total revenues grew 27% for the quarter and 31% for the first nine months.

o Core deposits grew $5.7 billion, or 44% for the prior 12 months including $1.6 billion in growth during the third quarter.

o    Comparable store deposits grew 30%.

o The Company opened 14 new offices in the third quarter of 2003 and has 13 new offices under construction for openings in the fourth quarter which will complete our commitment to open a total of 46 branches this year.

o Deposits in our New York City and Long Island markets increased to $1.3 billion and $866 million, respectively.

o The Company successfully completed a common stock offering which produced net proceeds of $209 million to support our future growth.


Shareholder Returns
-------------------

                                    Commerce                    S & P Index
                                    --------                    -----------

               1 year                17.18%                        24.38%
               5 years               23.82%                         1.00%
              10 years               28.15%                        10.04%


Future Guidance
---------------

         Due to our continued strong growth trends, we reiterate our growth targets:

                                                          Last 5-Year         Actual %
                                       Growth Targets       Growth %    Third Quarter 2003
                                       --------------       --------    ------------------

          Total Deposits:                    25%               37%               41%
          Comp Store Deposits:               18%               21%               30%
          Total Revenue:                     25%               32%               27%

          Net Income:                        25%               37%               31%
          Earnings Per Share:                20%               32%               26%

Total Deposits
--------------

         The Company's dramatic deposit growth continues with total deposits at September 30, 2003 of $19.6 billion, a $5.7 billion increase or 41% over total deposits of $13.9 billion a year ago, including $1.8 billion of growth in the third quarter.

                                  9/30/03         9/30/02        $ Increase         %Increase
                                  -------         -------        ----------         ---------
                                                     (dollars in millions)

          Core Deposits           $18,596          $12,896          $ 5,700               44%
          Total Deposits           19,555           13,880            5,675               41%

         Historically, deposits have increased as follows:


                                                                  Five Year Deposit Growth
                                                                  ------------------------
                                   9/30/03         12/31/02         12/31/01         12/31/00         12/31/99         12/31/98
                                   -------         --------         --------         --------         --------         --------
                                                                      (dollars in millions)

          Core Deposits            $18,596          $13,834          $ 9,497          $ 6,854          $ 5,412          $ 4,686
          Total Deposits            19,555           14,549           10,186            7,388            5,609          $ 4,929

         At September 30, 2003 the five year compounded annual growth rate of total deposits is 37%.

         The deposit growth by markets served is as follows:

                                                               Deposit Growth by Market
                                                               ------------------------
                              # of                                        $                %              Comp         Annualized
                             Stores       9/30/03        9/30/02      Increase         Increase           Store      Growth/Branch
                             ------       -------        -------      --------         --------           -----      -------------
                                                               (dollars in millions)
Metro Philadelphia             128        $10,417         $8,275         $2,142             26%             30%            $18
Northern New Jersey             96          7,008          5,059          1,949             39              28              24
NYC Boroughs                    21          1,264            421            843            200              85              84
Long Island                     12            866            125            741            594             n/a              98
                               ---        -------        -------         ------             --              --             ---

         Total                 257        $19,555        $13,880         $5,675             41%             30%            $29


Core Deposits
-------------

         Core deposit growth by type of account is as follows:

                                                                      3rd  Quarter
                                             Balance        Balance      Cost of          Annual
                                             9/30/03        9/30/02       Funds          Growth %
                                             -------        -------       -----          --------
                                                            (dollars in millions)
          Non-interest Bearing Demand         $4,323         $3,060         .00              41%
          Interest Bearing Demand              7,623          5,163         .66              48
          Savings                              4,175          2,705         .69              54
          Time                                 2,475          1,968        2.22              26
                                             -------        -------        ----              --

               Total Core Deposits:          $18,596        $12,896        0.73%             44%

         The Company regards core deposits as all deposits other than public certificates of deposit. Comparable store deposit growth is measured as the year over year percentage increase in core deposits for branches open two years or more at the balance sheet date. At September 30, 2003, the Company had 167 branches open for two years or more. Core deposit growth by type of customer is as follows:

                                                                                            Annual       Comp Store
                     9/30/03       % Total       9/30/02    % Total        $ Increase       Growth %       Growth %
                     -------       -------       -------    -------        ----------       --------       --------
                                                           (dollars in millions)
Consumer              $9,123          49%        $6,588        51%           $2,535             38%            23%
Commercial             6,610          36          4,582        36             2,028             44             31
Government             2,863          15          1,726        13             1,137             66             46
                     -------         ---        -------       ---            ------             --             --

         Total       $18,596         100%       $12,896       100%           $5,700             44%            30%



Net Income and Earnings Per Share
---------------------------------

         Net income totaled $49.5 million for the third quarter of 2003, up $11.8 million or 31% over net income of $37.7 million for the third quarter of 2002. The growth in net income for the third quarter of 2003 was driven by increased net interest income of 29% and increased non-interest income of 22%.

         On a diluted per share basis, net income for the third quarter was $.67 compared to $.53 for the third quarter of 2002, a 26% increase.

         For the first nine months of 2003, net income totaled $137.7 million, up $33.4 million or 32% over net income of $104.2 million for the first nine months of 2002.

         On a diluted per share basis, net income for the first nine months of 2003 was $1.90 compared to $1.47 for the first nine months of 2002, a 29% increase.


                                                  Three Months Ended                        Nine Months Ended
                                                  ------------------                        -----------------
                                        9/30/03       9/30/02    % Increase       9/30/03         9/30/02    % Increase
                                        -------       -------    ----------       -------         -------    ----------
                                                        (dollars in thousands, except per share data)

          Net Income                    $49,474       $37,689       31%           $137,681        $104,241        32%
          Earnings Per Share               $.67          $.53       26%              $1.90           $1.47        29%


Effect on EPS of Expensing Stock Options
----------------------------------------

         If the Company had chosen to expense stock options beginning with grants issued in 2003, the impact on earnings per share for the third quarter of 2003 would have been $0.02 per share, and $0.06 per share for the first nine months of 2003.

Total Revenues
--------------

         Total revenues increased by 27% for the quarter ended September 30, 2003, despite one of the most difficult rate environments in 45 years which led to our lowest net interest margin in approximately 12 years.

                                                   Three Months Ended                         Nine  Months Ended
                                                   ------------------                         ------------------
                                      9/30/03        9/30/02     % Increase        9/30/03         9/30/02    % Increase
                                      -------        -------     ----------        -------         -------    ----------
                                                          (dollars in thousands, except per share data)
          Total Revenues              $279,267       $220,186        27%           $785,336        $600,510        31%
          Revenue Per Share             $15.11         $12.39        22%             $14.42          $11.32        27%

Net Interest Income and Net Interest Margin
-------------------------------------------

         The Company's continued ability to grow deposits, resulting in significant earning asset growth, permitted the Company to record net interest income for the third quarter of $194.1 million, a 29% increase over the $150.6 million recorded a year ago.

         The net interest margin for the third quarter of 2003 was 4.21%, down 20 basis points from the margin for the second quarter of 2003. The decline in the margin was attributed primarily to a decrease in the yield on the investment portfolio, which was due in part to lower reinvestment rates.

         The third quarter of 2003 was marked by continued volatility in long term interest rates and the lingering process of working through the most recent mortgage refinancing cycle. The significant prepayments in the mortgage-backed securities portfolio were also accompanied by accelerated premium amortization, which lowered the net interest margin for the quarter. The mortgage refinancing cycle appears to have run its course and we believe that the net interest margin has stabilized and will improve in the fourth quarter.


Net Interest Income and Rate/Volume Analysis
--------------------------------------------

         On a tax equivalent basis, net interest income in the third quarter of 2003 was $198.0 million, an increase of $44.9 million or 29% over the third quarter of 2002.

         As shown below, the increase in net interest income was due to volume increases in the Company's earning assets, which were fueled by the Company's rapid growth of low-cost core deposits.

                                                      Net Interest Income
                                   -----------------------------------------------------------
                                    Volume            Rate            Total              %
          2003 vs. 2002            Increase          Change          Increase         Increase
          -------------            --------          ------          --------         --------
                                                      (dollars in millions)

          Third Quarter             $55,842        ( $10,925 )         $44,918              29%
          First Nine Months        $155,418        ( $25,694 )         129,724              31%

Non-Interest Income
-------------------

         Non-interest income for the third quarter of 2003 increased to $85.2 million from $69.6 million a year ago, a 22% increase.

         Non-interest income for the first nine months of 2003 increased to $244.6 million from $187.3 million in the first nine months of 2002, a 31% increase.

         The growth in non-interest income for the third quarter and the first nine months of 2003 was reflected in increased deposit charges and service fees and other operating income which are more fully depicted below:

                                               Three Months Ended                         Nine Months Ended
                                               ------------------                         -----------------
                                         9/30/03     9/30/02    % Increase          9/30/03      9/30/02    % Increase
                                         -------     -------    ----------           ------      -------    ----------
                                                                     (Dollars in thousands)

    Deposit Charges & Service Fees         $41,500     $33,802         23%           $115,107      $94,394       22%
    Other Operating Income:
       Insurance                            17,623      14,448         22%             50,868       42,076       21%
       Capital Markets                       9,138      12,077        (24)%            28,836       26,605        8%
       Loan Brokerage Fees                   7,073       4,329         63%             22,541       12,471       81%
       Other                                 8,142       4,976         63%             24,479       11,705      109%
                                          --------------------------------------------------------------------------
         Total Other                        41,976      35,830         17%            126,724       92,857       36%
    Net Investment Securities Gains          1,682                                      2,763
                                          --------------------------------------------------------------------------
    Total Non-Interest Income              $85,158     $69,632         22%           $244,594     $187,251       31%



Commerce Insurance Services
---------------------------

         Total revenues for the Company's insurance division were $17.6 million for the third quarter of 2003 compared to $14.4 million for the third quarter of 2002, a 22% increase. Total revenues for the first nine months of 2003 were $50.9 million versus $42.1 million for the same period a year ago, a 21% increase.



Commerce Capital Markets
------------------------

         Total revenues for the Company's capital markets division were $9.1 million for the third quarter of 2003 compared to $12.1 million for the third quarter of 2002, a 24% decrease. Total revenues for the first nine months of 2003 were $28.8 million versus $26.6 million for the same period a year ago, an 8% increase.

         A breakdown of total revenues by division is as follows:

                                               Three Months Ended             Nine Months Ended
                                              ---------------------        ----------------------
                                              9/30/03       9/30/02        9/30/03        9/30/02
                                              -------       -------        -------        -------
                                                             (dollars in thousands)
          Trading & Sales                       $955         $4,711         $7,326         $9,603
          Public Finance                       4,474          4,953         11,058          9,767
          Retail & Asset Management            3,709          2,413         10,452          7,235
                                              ------        -------        -------        -------
                                Total         $9,138        $12,077        $28,836        $26,605

Non- Interest Expenses
----------------------

         Non-interest expenses for the third quarter of 2003 were $197.3 million, up 27% from $154.8 million a year ago. Non-interest expenses for the first nine months of 2003 were $557.1 million, up 33% from $418.3 million for the first nine months of 2002. The increase in non-interest expenses for the third quarter and the first nine months of 2003 was widespread throughout all non-interest expense categories and consistent with the same reporting periods a year ago. They reflect the Company's rapid growth during the respective periods and also reflect substantial infrastructure expenditures made by the Company to support future growth. In response to the decline in the net interest margin, expense growth has been slowed to match revenue growth in the third quarter.

         The Company's expense growth includes the operation of 21 new offices with $1.3 billion in New York City branch deposits and 12 new offices with $.9 billion in Long Island branch deposits with minimal impact on the Company's efficiency ratio.

Lending
-------

         Loans increased $1.0 billion for the first nine months of 2003 to $6.7 billion, and the growth was widespread throughout all loan categories.

         The Company's primary strength is in building customer relationships and growing market share in deposits, loans, and related services. Consumer and small business loan growth is directly related to the Company's significant increase in branch locations, market expansion and added lending personnel.


         Geographically, loan growth has occurred in the following markets:

                                                  Portfolio Geographical Growth
                                                  -----------------------------

                                      9/30/03      9/30/02        Growth Rate   % of Total Growth
                                      -------      -------        -----------   -----------------
                                                      (dollars in millions)
          Metro Philadelphia          $4,383        $3,885            13%            39%
          Northern New Jersey          2,058         1,571            31             38
          New York/Long Island           383            87            --             23
                                      ------        ------            --            ---

                   Total:             $6,824        $5,543            23%           100%

         The composition of the Company's loan portfolio is as follows:


                                                                Loan Composition
                                                                ----------------

                               9/30/03         % of Total       9/30/02       % of Total     $ Increase     %Increase
                               -------         ----------       -------       ----------     ----------     ---------
                                                                 (dollars in millions)

Commercial                     $1,729              25%          $1,352              24%           $377             28%
Owner-Occupied                  1,536              23            1,317              24             219             16
Consumer                        2,345              34            1,866              34             479             26
Commercial Real Estate          1,214              18            1,008              18             206             20
                               ------            ----           ------            ----            ----           ----

     Gross Loans               $6,824             100%          $5,543             100%         $1,281
     Less: Reserves             ( 104)                           (  86)                          (  18)
                               ------                           ------                          ------
     Net Loans                 $6,720                           $5,457                          $1,263             23%



Asset Quality
-------------

         The Company's asset quality results are highlighted below:

                                                          Quarter Ended
                                                          -------------
                                       9/30/03        6/30/03       12/31/02        9/30/02
                                       -------        -------       --------        -------

Non-Performing Assets/Assets             .12%           .12%           .11%           .12%
Net Loan Charge-Offs                     .18%           .15%           .19%           .19%
Loan Loss Reserve/ Gross Loans          1.52%          1.56%          1.56%          1.54%
Non-Performing Loan Coverage             449%           441%           640%           560%
Non-Performing Assets/Capital
     and Reserves                          2%             2%             2%             2%

         Non-performing assets and loans past due 90 days at September 30, 2003 totaled $25.4 million or .12% of total assets, versus $18.5 million, or .12% of total assets a year ago. Non-performing assets and loans past due 90 days or more represented 2% of stockholders' equity and the reserve for loan losses at September 30, 2003.

Investments
-----------

         The Company's cash flow from deposit growth and bond repayments totaled approximately $9.6 billion for the first nine months of 2003. This significant cash flow has provided the Company with ongoing reinvestment opportunities as interest rates change.

         At September 30, 2003, total investments increased to $12.5 billion from $8.0 billion at September 30, 2002.

         The portfolio is comprised primarily of high quality U.S. Government agency and mortgage-backed obligations with a current duration of 4.0 years and an average life of 4.4 years.

         Detailed   below  is   information   regarding  the   composition   and
characteristics  of  the  Company's  investment  portfolio,   excluding  trading
securities, as of September 30, 2003.



                                                                  Average        Average        Average       Average
Product Description                               Amount           Yield       Book Price       Duration       Life
-------------------                               ------           -----       ----------       --------       ----
                                                               (in millions)                         (in years)
Mortgage-backed Securities:
Federal Agencies Pass Through
     Certificates (AAA Rated)                     $4,666            4.71%        $101.33           4.30        4.65

     Collateralized Mortgage
                  Obligations (AAA Rated)          6,069            4.33          100.76           3.76        4.12

Obligations of State and
   Political Subdivisions/Other                    1,784            4.37          100.29           4.01        4.81
                                                 -------            -----        -------           ----        ----

                           Total                 $12,519            4.48%        $100.88           4.00        4.42


         The Company's mortgage-backed securities (MBS) portfolio comprises 86% of the total investment portfolio. The MBS portfolio consists of Federal
Agencies Pass-Through Certificates and Collateralized Mortgage Obligations (CMO's) which are issued by federal agencies and other private sponsors. The Company's investment policy does not permit investments in inverse floaters, IO's, PO's and other similar issues since they are inconsistent with our philosophy of managing the investment portfolio to produce consistent recurring earnings over time.

         During the third quarter of 2003, the Company continued its ongoing review and repositioning of the portfolio to adjust for current and anticipated interest rate and yield curve levels. This repositioning of the portfolio involved sales of approximately $1.2 billion for the third quarter.

         The   appreciation   in  the  available  for  sale  portfolio   totaled
approximately $50 million at September 30, 2003.

Linked Quarter Comparison
-------------------------

         A comparison of financial results for the quarter ended September 30, 2003 to the previous quarter ended June 30, 2003 is as follows: (dollars in thousands, except per share data)

                                           Three Months Ended
                                           ------------------                            Linked Quarter
                                      9/30/03            6/30/03         $ Increase        % Increase
                                      -------            -------         ----------        ----------

Total Assets                         $21,359,169        $19,837,312        $1,521,857          8%
Total Loans (Net)                      6,720,476          6,279,305           441,171          7%
Core Deposits                         18,595,755         17,002,324         1,593,431          9%
Total Deposits                        19,555,097         17,787,082         1,768,015         10%

Total Revenues                           279,267            262,674            16,593          6%
     Net Interest Income                 194,109            179,304            14,805          8%
     Non-Interest Income                  85,158             83,370             1,788          2%
Non-Interest Expense                     197,312            187,678             9,634          5%
Net Income                                49,474             45,317             4,157          9%
Net Income Per Share                        $.67               $.63              $.04          6%


Capital Resources
-----------------

         During the third quarter of 2003, the Company successfully  completed a
public   offering  of  5,000,000   shares  of  common   stock  which   generated
approximately $209 million in new capital to support our future growth.

         Stockholders' equity at September 30, 2003 increased to $1.2 billion, a $363.5 million increase, or 42% over stockholders' equity of $871.1 million at September 30, 2002. Return on average stockholders' equity (ROE) for the third quarter and for the first nine months of 2003 (including and excluding unrealized securities gains/losses) are shown in the table below:

                                                                        Return on Equity
                                                                        ----------------

                                                     Three Months Ended                 Nine Months Ended
                                                     ------------------                 -----------------
                                                     9/30/03           9/30/02          9/30/03        9/30/02
                                                     -------           -------          -------        -------
         Including unrealized securities
             gains/losses adjustment:                 21.17%            17.95%          18.97%           18.59%

         Excluding unrealized securities
             gains/losses adjustment:                 19.72%            20.49%          19.93%           20.12%

         The Company's capital ratios at September 30, 2003 were as follows:

                                                Regulatory Guidelines
                                  Commerce        "Well Capitalized"
                                  --------        ------------------

          Leverage Ratio            6.68%                5.00%
          Tier I                   12.82%                6.00%
          Total Capital            13.78%               10.00%


Expansion Plans
---------------

         During the third quarter of 2003, the Company incurred approximately $71.0 million in capital expenditures, of which $51.5 million was related to the construction of new branches, $13.0 million was for the refurbishment of existing branch offices and the replacement of two existing branches, and $6.5 million was related to non-branch infrastructure expenditures including information technology.

Retail Activities
-----------------

         "America's Most Convenient Bank" continued its unique retail focus by offering the best in community branch banking and on-line banking. The Company's continued deposit growth consists of growth in "same-store" (existing branch) sales and increased deposits from newly opened branches.

         o    "Same Store Sales"
              ------------------

              "Same-store core deposit growth" at September 30, 2003 was 30% compared to the same period a year ago. Same store core deposit increases for the previous four quarters were 29 %, 29%, 29% and 31%, respectively.

         o    New Branch Offices
              ------------------

              During the third quarter of 2003, the Company opened 14 new branch offices, increasing the total offices to 257. During the last three years, the Company has opened 117 of its 257 branches.

              Branches opened during the third quarter were as follows:

                  Store Number         Location                           County
                  ------------         --------                           ------

                  244                  Ridley                             Delaware (PA)

                  245                  Quakertown                         Bucks (PA)

                  246                  Berkeley Heights                   Union (NJ)

                  247                  Paramus - Ridgewood Ave.           Bergen (NJ)

                  248                  Hanover/Cedar Knolls               Morris (NJ)

                  249                  Parsippany                         Morris (NJ)

                  250                  Brooklyn Heights                   Brooklyn (Kings - NY)

                  251                  Avenue U                           Brooklyn (Kings - NY)

                  252                  Oceanside                          Nassau (NY)

                  253                  Hicksville                         Nassau (NY)

                  254                  Marlboro                           Monmouth (NJ)

                  255                  42nd & 9th                         Manhattan (NY)

                  256                  White Plains                       Westchester (NY)

                  257                  Oaklyn                             Camden (NJ)


         o        Commerce Online
                  ---------------

                  Commerce continued its leading role in on-line banking by increasing its penetration rate to 37%, which is one of the highest in America.

Forward-Looking Statements
--------------------------

         The Company may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan", and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rates, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company's non-interest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

         The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.